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                                                                   Exhibit 10.17

                                 GRANT AGREEMENT

                        INCENTIVE STOCK OPTION AGREEMENT

         THIS AGREEMENT, dated as of ____________, is made by and between P&L COAL HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and the undersigned employee of the Company or a Subsidiary (as defined below) or Affiliate (as defined below) of the Company ("Optionee").

         WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its $.01 par value Common Stock ("Common Stock");

         WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

         WHEREAS, the Committee (as hereinafter defined), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Options;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1 - "Active Trading Market" shall mean, as to the Common Stock, that the Common Stock is listed or quoted on a national exchange or the NASDAQ National Market.

Section 1.2 - "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.3 - "Board of Directors" shall mean the Board of Directors of the Company.

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Section 1.4 - "Cause" shall mean (i) any material and uncorrected breach by
Optionee of the terms of his employment agreement with the Company, if any, including, but not limited to, engaging in action in violation of any restrictive covenants therein, (ii) any willful fraud or dishonesty of Optionee involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Optionee to comply with any major corporate policy of the Company which is communicated to Optionee in writing or (iv) Optionee's conviction of, or plea of nolo contendere to, any felony if such conviction shall result in his imprisonment; provided that with respect to clauses (i),
(ii) or (iii) above, Optionee shall have 10 days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct in order to prevent termination for Cause by the Company. In the event that Optionee is terminated for failure to meet performance goals, as determined by the initial CEO, such termination shall be considered a termination for Cause for all purposes relating to his Options.

Section 1.5 - "Change of Control" shall mean an acquisition of all or substantially all of the direct and indirect assets of the Company and its Subsidiaries (by merger, consolidation, recapitalization event, stock or asset sale or otherwise), whereby immediately following any such transaction (i) the Lehman Fund owns, in the aggregate, less than 50 percent of the Company's outstanding voting securities that the Lehman Fund owned (excluding the sell down of approximately $75 million anticipated to occur after the Closing Date) after the Closing Date or (ii) any Person individually owns more of the Company's then outstanding voting securities entitled to vote generally than is owned in the aggregate by the Lehman Fund and its affiliates.

Section 1.6 - "Closing Date" shall mean May 19, 1998.

Section 1.7 - "Committee" shall mean the Compensation Committee of the Company.

Section 1.8 - "Common Stock Ownership Agreement" shall mean that certain Common Stock Ownership Agreement dated as of the date hereof between the Optionee and the Company.

Section 1.9 - "Disability" shall mean Optionee's absence from the full-time performance of Optionee's duties pursuant to a reasonable determination made in accordance with the Company's disability plan that Optionee is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six months.

Section 1.10 - "Fiscal Year" shall mean the most recently completed fiscal year of the Company.

Section 1.11 - "FMV per Share" shall mean: (i) prior to a Public Offering, the fair market value of the equity of the Company, as determined by the Board of Directors in good faith, taking into account all relevant factors, including the Company's historic financial performance, its business prospects and recent sales or valuations of similar companies; (ii) after a Public Offering, the average of the closing prices of the shares of Common Stock for the 20 trading days immediately preceding the determination date; provided, however, at the time of the Public Offering, the offering price per share of Common Stock; and
(iii) notwithstanding the foregoing, in the event of a Change in Control, the per share value of equity based on amounts paid in the Change of Control.

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Section 1.12 - "Good Reason" shall mean (i) a reduction by the Company in
Optionee's Base Salary, (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Optionee is entitled (other than a reduction which affects all executives and is approved by the initial CEO; provided, however; that if the initial CEO terminates without Good Reason, voluntarily retires, dies or has a Disability or if such reduction is necessary to maintain the financial viability or solvency of the Company, the reduction does not require the approval of the initial CEO); or, without the approval of the initial CEO: (iii) relocation by more than 50 miles from Optionee's workplace, (iv) any material diminution or material adverse change in Optionee's duties, responsibilities or reporting relationships, which causes Optionee to fall below the level of the executive team, or (v) a material decline in Optionee's Bonus opportunity; provided, however, that after a Change of Control of the Company or an IPO, clauses (ii) through (v) above shall be replaced by the following: (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Optionee is entitled (other than a reduction which affects all executives), (iii) relocation by more than 50 miles from Optionee's workplace, (iv) any material diminution or material adverse change in Optionee's duties, responsibilities or reporting relationships, which causes Optionee to fall below the level of the executive team, or (v) a material decline in Optionee's Bonus opportunity.

Section 1.13 - "Lehman Fund" shall mean the initial purchasers listed on the signature pages to the Stockholders Agreement and any other entity that is owned or controlled directly or indirectly by Lehman Brothers Holdings, Inc.

Section 1.14 - "Options" shall mean the Incentive Stock Options, within the meaning of Section 422 of the Code, to purchase Common Stock granted under this Agreement.

Section 1.15 - "Plan" shall mean the 1998 Stock Purchase and Option Plan for Key Employees of the Company, as from time to time amended.

Section 1.16 - Pronouns - The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.17 - "Public Offering" shall mean the sale of shares of any class of the Company's stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933 which results in an Active Trading Market of the lesser of 25% of the outstanding shares of Common Stock and an aggregate value of securities that are registered equal to $250 million; provided, however, that the first such Public Offering shall be called an "IPO".

Section 1.18 - "Recapitalization Event" shall mean a recapitalization, reorganization, stock dividend or other special corporate restructuring which results in an extraordinary distribution to the stockholders of cash and/or securities through the use of leveraging or otherwise but which does not result in a Change of Control.

Section 1.19 - "Retirement" shall mean normal retirement at age 62, which retirement occurs more than five years after the Closing Date. Any purported retirement prior to the fifth

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anniversary of the Closing Date, shall be treated the same as a Termination of
Employment without Good Reason.

Section 1.20 - "Stockholders Agreement" shall mean the Stockholders Agreement dated as of the date hereof among the Company, Lehman Brothers Merchant Banking Partners II L.P., the Optionee and the other parties thereto.

Section 1.21 - "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.22 - "Termination of Employment" shall mean a termination of the Optionee's employment with the Company (regardless of the reason therefor).

                                   ARTICLE II

                                GRANT OF OPTIONS

Section 2.1 - Grant of Options. For good and valuable consideration, the Company shall grant to the Optionee an Option to purchase any part or all of an aggregate of the number of shares set forth with respect to each such Option on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement.

Section 2.2 - Exercise Price. The exercise price of the shares of Common Stock covered by the Option shall be $20.00 per share subject to adjustment pursuant to Section 2.4 herein without commission or other charge; provided, however, that if Optionee is a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, a Subsidiary or an Affiliate (a "10% Stockholder"), the exercise price is not less than 110% of the FMV per Share as of the date hereof, and the exercise price in no event is less than 100% of the FMV per Share as of the date hereof.

Section 2.3 - No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without Cause.

Section 2.4 - Adjustments in Options.

         (a) Subject to Section 9 of the Plan, in the event that the outstanding shares of the stock subject to an Option are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization event, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable

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adjustment in the number and kind of shares or other consideration as to which such Option, or portions thereof then unexercised, shall be exercisable and the exercise price therefor. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

         (b) Upon a Recapitalization Event which is not a Change of Control, each share of Common Stock subject to an Option shall be entitled to receive any amounts distributed in connection therewith, as if the Option had been exercised, and any amounts so distributed shall be applied to Optionee's outstanding loan balance and thereafter to the exercise price of Options, commencing with Time Options, until the aggregate amount of such dividend equivalent has been fully applied.

Section 2.5 - Conditions to Grant of Option. Concurrently with the execution of this Agreement, Optionee shall execute a Common Stock Ownership Agreement and a Stockholders Agreement, in forms which are substantially similar to those attached hereto, which covers the Option granted hereunder.

                                   ARTICLE III

                            EXERCISABILITY OF OPTIONS

Section 3.1 - Options. Unless otherwise provided in this Agreement, this Option shall become exercisable as follows:

          Date Option                     Percentage of Common Stock as to which
       Becomes Exercisable                        Option Is Exercisable
--------------------------------          --------------------------------------
After the first Anniversary Date                           20%

After the second Anniversary Date                          40%

After the third Anniversary Date                           60%

After the fourth Anniversary Date                          80%

After the fifth Anniversary Date                          100%

         For purposes hereof, the term "Anniversary Date" shall mean the Closing Date anniversary date. The first Anniversary Date shall mean the Anniversary Date immediately following the close of the Fiscal Year during which the Options were granted hereunder.

Section 3.2 - Acceleration Events. Notwithstanding anything in this Article III to the contrary, this Option shall become fully exercisable early (but only to the extent such Option has not otherwise terminated or become exercisable) upon
(i) a Termination of Employment on account of death or Disability, (ii) a Change of Control or (iii) a Recapitalization Event.

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Section 3.3 - Effect of Termination of Employment. Except as otherwise provided in this Article III, no Option shall become exercisable as to any additional shares of Common Stock following Termination of Employment, and such unexercisable Option shall terminate immediately.

Section 3.4 - Expiration of Options. This Option may not be exercised to any extent by Optionee after the first to occur of the following events:

         (a) The tenth anniversary of the date hereof or, in the case of a 10% Stockholder, the fifth anniversary of the date hereof; or

         (b)      The first anniversary of the date of Termination of Employment
(i) by reason of death, Disability, or Retirement or (ii) without Cause or for Good Reason; or

         (c) The date of a Termination of Employment for Cause or without Good Reason; or

         (d) The date of a Termination of Employment for any reason if the Option exercise price is higher than the FMV per Share subject to such Option; or

         (e) Upon a Change of Control, the Compensation Committee may terminate this Option, so long as the Optionee is cashed out at the Change of Control price or is permitted to exercise his Option prior to the Change of Control.

                                   ARTICLE IV

                               EXERCISE OF OPTION

Section 4.1 - Person Eligible to Exercise. During the lifetime of the Optionee, only he, or in the event of disability his committee or conservator, may exercise this Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.4, be exercised by his beneficiary or estate.

Section 4.2 - Partial Exercise. Any exercisable portion of this Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.4; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3 - Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary of the Company or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.4:

         (a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

         (b) Full payment (in cash, in Shares, by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised;

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         (c)      A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the "Act"), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

         (d) Full payment to the Company of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

         (e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4 - Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

         (a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

         (b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

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Section 4.5 - Rights as Stockholder. The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder.

                                    ARTICLE V

                                  MISCELLANEOUS

Section 5.1 - Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2 - Options Not Transferable. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3 - Tax Information and Notice of Disqualifying Disposition. This Option is intended to be eligible for treatment as an Incentive Stock Option under Section 422 of the Code. Whether this Option will receive such tax treatment will depend, in part, on actions by Optionee after exercise of this Option. Accordingly, the Company makes no representations by way of the Plan, this Agreement, or otherwise, with respect to the actual tax effect of the grant or exercise of this Option or the subsequent disposition, including, without limitation, repurchase by the Company or its nominee, of any of the Option Shares.

         If Optionee sells or makes a disposition (within the meaning of Section 422 of the Code) of any of the shares acquired pursuant to exercise of this Option prior to the later of (a) one year from the date such shares was acquired, or (b) two years from the grant of this Option, Optionee shall give written notice to the Company of such disposition. The notice shall include Optionee's name, the number, exercise price and exercise date of the shares disposed of, and the date of disposition.

Section 5.4 - Shares to Be Reserved. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

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Section 5.5 - Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.5. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.6 - Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7 - Applicability of Plan, Common Stock Ownership Agreement and Stockholders Agreement. The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, Common Stock Ownership Agreement and the Stockholders Agreement, to the extent applicable to the Option and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Common Stock Ownership Agreement, the terms of the Common Stock Ownership Agreement shall control. In the event of any conflict between this Agreement, the Plan or the Common Stock Ownership Agreement and the Stockholders Agreement, the terms of the Stockholders Agreement shall control.

Section 5.8 - Amendment. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

Section 5.9 - Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that the Optionee prevails on a material element of his claim or defense.

Section 5.10 - Governing Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.11 - Jurisdiction. Any suit, action or proceeding against the Optionee with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York, as the Company may elect in its sole discretion, and the Optionee hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Optionee hereby irrevocably waives any objections which he may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New York, and the Optionee hereby irrevocably waives any right which he may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

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         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                            P&L COAL HOLDINGS CORPORATION

                                            By
                                               _________________________________
                                            Its VP Human Resources

______________________________              Aggregate number of shares of Common
Optionee                                    Stock for which the Time Options
                                            granted hereunder is exercisable:
                                            XX,XXXX

Optionee's Taypayer Identification Number: